Exhibit 99.2

Conference Call Transcript

Serena Software to be Acquired by Silver Lake Partners

November 11. 2005

8:30 a.m. EST / 5:30 a.m. PST

CORPORATE PARTICIPANTS

Victoria Hofstad

Citigate Sard Verbinnen - IR

Mark Woodward

Serena Software – President and CEO

Bob Pender

Serena Software - CFO

CONFERENCE CALL PARTICIPANTS

Andrew Galligan

Times Square Capital Management

Gary Spivak

Stanford Group

Charlie Chen

Needham & Co.

Tom Vanbuskirk

McMahan Securities

Bryan Long

Chesapeake Partners

Patrice Kanada

Guard Hill Capital

Howard Weisenfeld

DKR Capital

Sam Sabbagh

Quattro Global Capital

Brian Lombardi

Dolphin

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

CONFERENCE CALL – FORMAL REMARKS

Operator

Good morning. My name is Tonya and I will be your conference facilitator. At this time I would like to welcome everyone to the Serena Software conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. [OPERATOR INSTRUCTIONS.] I would now like to turn the conference call over to Victoria Hofstad.

Victoria Hofstad - Citigate Sard Verbinnen – IR

Thank you for joining us for Serena Software’s conference call to discuss the agreement with Silver Lake Partners announced earlier today. If you have not received a copy of the announcement, please call Citigate Sard Verbinnen at 212-687-8080 and we will get you a copy as soon as possible. On the call today from Serena are Mark Woodward, President and Chief Executive Officer, and Bob Pender, Chief Financial Officer.

Before we begin let me remind you that this conference call contains forward-looking statements under the Private Securities Reform Act of 1995. There can be no assurances that future results will be achieved and actual results could differ materially from forecasts and estimates.

Factors that could cause or contribute to such differences include but are not limited to the percentage of license revenue typically closed at the end of each quarter making estimation of operating results prior to the end of the quarter extremely uncertain; weak economic conditions worldwide which may continue to affect the overall demand for software and services which has resulted in and could continue to result in decreased revenues or lower revenue growth rates; our ability to successfully integrate our acquisition of Merant Plc; changes in revenue mix and seasonality; dependence on revenues from our installed base; the expansion of our international organizations; continued demand for additional mainframe MIPS capacity; our ability to complete the assessment of internal controls over financial reporting as of January 31, 2006 as required by Section 404 of the Sarbanes-Oxley Act which may impact market perception of the reliability of our internal controls over financial reporting and thus adversely affect the market price of our common stock; and our ability to manage our growth. We may not able to complete the proposed transaction on the terms summarized above or other acceptable terms or at all due to a number of factors including the failure to obtain approval of our stockholders; regulatory approvals; or to satisfy other customary closing conditions. Information about potential factors that could affect the Company’s financial results is included in the Company’s Form 10-K filed on April 8, 2005 and Form 10-Q filed on September 9, 2005. Each is filed with the Securities and Exchange Commission. Serena assumes no obligation to update the forward-looking information contained in this investor call.

With that said I would like to turn the call over to Mark Woodward, CEO. Go ahead, Mark.

Mark Woodward - Serena Software - CEO, President

Thanks, Victoria. Good morning and thank you for joining us today. This morning we announced that we signed a definitive agreement with Silver Lake Partners under which Serena will be acquired by Silver Lake. The transaction’s value is approximately $1.2 billion and under the terms of the transaction Serena’s stockholders will receive $24 per share in cash in exchange for their shares. We think that this is great news for our current stockholders, customers, partners and employees and we’re very excited about this very positive new chapter in Serena’s history.

Serena’s aim always has been to deliver long-term growth through our commitment to innovative world-class Change Governance solutions. After a thorough review of our strategic alternatives and a careful due diligence process a special committee from the Serena Board of Directors comprised of independent directors concluded that it is in the best interest of Serena’s shareholders to accept the $24 per share offer

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

for the Company. We believe that under private ownership we’ll have far greater flexibility to execute our strategy, increase our leadership position in our markets and emerge as a significantly stronger company over the long-term.

Let me go into more detail on the proposed transaction. Serena’s stockholders will receive $24 per share in cash in exchange for their shares. This price represents a 17% premium to the average share price in the 30 days preceding the announcement and a 21% premium to the average share price over the last 60 days. Any of Serena’s existing $220 million of convertible notes that are not converted to Serena common stock prior to completion of the proposed transaction will be exchanged for cash in an amount of $24 for each share of Serena common stock into which the notes were convertible.

Doug Troxel, who is currently the largest shareholder, will remain the largest minority equity investor in the resulting privately held company. In addition, Bob Pender and I and possibly other Serena senior executives will exchange a portion of our Serena equity interest for equity interest in the resulting privately held company. We anticipate the transaction to be completed early in the first quarter of calendar 2006 pending customary conditions and regulatory approvals including a stockholder approval.

While this is a big step for Serena, we don’t expect many things to change including our leadership, vision, culture and commitment to our employees and customers. Bob Pender and I will continue to lead Serena in our respective roles as CFO and CEO. Serena’s relentless focus on providing our customers with world-class Change Governance solutions industry leadership will still be priority number one. Our customers should know that this is business as usual now and following the completion of the transaction.

We do not believe that there is a better partner to help us accelerate achievement of our long-term goals and objectives than Silver Lake Partners. The leading private equity firm focused on technology, they have an excellent track record and successful technology investments and they place a strong emphasis on the Company’s long-term performance in delivering outstanding value to customers. We’re excited about partnering with Silver Lake and believe they will bring resources and expertise that will materially contribute to our continued growth. Now I’d like to hand the call over to Bob.

Bob Pender - Serena Software - CFO

Thanks. Mark. Before I go into more detail about our preliminary results, let me stress these figures are indeed preliminary and have not yet been reviewed by our auditors. As you now, our fiscal quarter ended on October 31st and our quarter end review will be completed prior to our final results announcement on November 17th after the market closes. While I do not expect variances from these preliminary results, the final results may indeed vary as a result of this review.

At this point I expect total revenues in the range of $64 to $65 million versus prior guidance of 60 to 61 and software license revenue in the range of 21.5 to 22.5 million. GAAP net income per fully diluted share is expected to be between $0.20 and $0.21 a share versus prior guidance of $0.18 to $0.19 per share. Non-GAAP net income per fully diluted share is expected to be $0.35 to $0.36 compared to original expectations of $0.32 to $0.33. You should note, however, that these results include a $1.4 million one-time non-recurring tax benefit that we were able to recognize in the quarter.

Non-GAAP net income and net income per share differ from comparable GAAP measures in that they exclude the amortization of intangible assets and charges related to the purchase accounting adjustment for the acquisition of Merant, amortization of acquired technology and intangible assets, stock-based compensation, restructuring acquisition and other charges. Please refer to the discussion of GAAP to non-GAAP reconciliation contained in the press release where we announced preliminary results which was posted to our website today.

Very preliminarily I believe the distributed system’s license revenue is about 70% of total license revenue and mainframe license revenue is 30% of license revenue in total and it appears North America will make

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

up approximately 74% of license revenue and EMEA and APAC together will combine to form 26% of license revenue. Again, these numbers are preliminary. And while we’re still working on the balance sheet, I do believe we’ll have some solid cash flows this quarter and it appears we’ll end up with approximately $200 million in cash, cash equivalents and restricted stock.

I’ll have more detailed information on the balance sheet and we’ll be giving guidance on the November 17th conference call. Again, please be aware that we’re still any process of finalizing the quarter with KPMG in analyzing our results, forecast and pipeline, so during today’s Q&A we may have to defer some of your financial questions until the call next Thursday. I’m very excited to be part of this next stage in Serena’s path and believe strongly that this acquisition is in the best interest of our shareholders. So with that I’ll turn it over to Mark who will open it up for Q&A.

Mark Woodward - Serena Software - CEO, President

Thanks, Bob. We’ve reached a major milestone in the Company’s history. Over the past 25 years we’ve worked hard to build Serena as the global leader in Change Governance. We’ve accomplished that goal with the support of employees, customers and partners. I also want to thank our many long-term shareholders for their support and advice over the years and to the analysts who have followed Serena. The transaction we announce today is a positive and decisive step for Serena’s long-term growth. We look forward to the next stage in our evolution. With that, operator, we’ll open the call up for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Andrew Galligan, Times Square Capital Management.

Andrew Galligan - Times Square Capital Mgmt.

Can you please take us through the valuation metrics you used to determine the $24 stock price?

Bob Pender - Serena Software - CFO

We received…the independent committee of the Board did a detailed and thorough analysis of all the normal metrics, Drew, that you would do. We received a fairness opinion from Morgan Stanley. I think from a trailing 12 month EBITDA perspective this was probably one of the most expensive technology buyouts in history. We think we got a very fair price associated with the transactions based upon multiples of revenue, multiples of EBITDA, comparable PE multiples. As you know, we haven’t really traded significantly over $24 a share since, I don’t know, calendar 2001. We think the all-cash offer is fair and we also believe that the recent kind of abnormal run-up in the stock price obviously reflected some speculation. As Mark mentioned, the $24 represents a 17% premium to the 30-day average trading price and 21% premium over the 60-day trading price. And I believe the independent committee of the Board of Directors was pretty clear that yesterday’s close of 23.65 was probably not an unaffected stock price to calculate a premium off of.

Andrew Galligan - Times Square Capital Mgmt.

Okay. Can you also take us through the timeline for how this deal is going to roll out from here?

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Bob Pender - Serena Software - CFO

We’ll go through a very rapid fire pace to get a proxy on file. As you know, that proxy will contain all of the very definitive details of the transaction. We’ll also then, once that proxy gets filed, it will probably most likely be reviewed by the SEC. We’ll have some HSR regulatory stuff that we’ll need to do that we don’t expect significant issues from, but you never know. And then we’ll have a stockholder’s meeting and a shareholder vote. And we’re expecting the transaction to close sometime in our Q1 of fiscal ‘07 or kind of Q1 of calendar ‘06.

Andrew Galligan - Times Square Capital Mgmt.

So do we have a date or an approximate date for the shareholder meeting and the vote?

Bob Pender - Serena Software - CFO

No, we do not. Not as yet.

Andrew Galligan - Times Square Capital Mgmt.

Okay. Thanks.

Operator

Gary Spivak, Stanford Group.

Gary Spivak - Stanford Group

Thanks. I want to follow up on Drew’s question on the valuation. Bob, you pointed to a recent abnormal run-up in the stock price, so there may have been some speculation out there as you point out, but you also reported a pretty strong rebound off of the disappointing Q2 in these results. Don’t you think part of that was part of the run-up in the stock and may have led to looking at the valuation based on the current business trends?

Bob Pender - Serena Software - CFO

Gary, I don’t know what drove the stock. I’m not…I don’t have enough visibility into who’s buying and who’s selling to understand exactly why the stock ran up. I will tell you this, as you know, a significant component of this run-up happened the morning the last day of our quarter and you know our business well – a very high volume that day – and you know our business well enough to know we ourselves don’t even know how good the quarter is going to be until the very end of the day Pacific time, long after the market was closed on that day. So that was a very unusual kind of trend from our perspective. And to your point, I think we did deliver a solid quarter. That 21 to 22.5 range of license revenue we were pleased with. We were cognizant of the fact that we had missed license revenue in Q1 and Q2 and had set expectations in a very conservative fashion. We also were conscious of the fact that while that was a very solid performance, it was still flat year-over-year. I think because we have had some challenges associated with growing license revenue, particularly in Q1 and Q2, the management team as well as the Board of Directors wanted to go out and evaluate alternatives, any and all alternatives, to maximize the value for the shareholders. We embarked upon that particular process, investigated a wide variety of stand-alone scenarios, private equity scenarios, strategic scenarios, did a very thorough market check, as did the independent Board of Directors. And at the end of the day we believed that accepting Silver Lake’s offer of $24 all-cash was in the very best interest of the shareholders and was recommended unanimously by the independent committee to the full Board and the Board also unanimously accepted Silver Lake’s offer.

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Gary Spivak - Stanford Group

I appreciate that answer, Bob, thanks. Relative to the quarter, which I guess is secondary now, are there any particular highlights, deals or sectors that are worth noting or do you want to save that until the 17th?

Bob Pender - Serena Software - CFO

We’ll go into detail on that on the 17th, Gary. But I think I wouldn’t be stepping out of bounds telling you, it was a pretty standard, straightforward quarter.

Gary Spivak - Stanford Group

Okay, thanks.

Operator

Charlie Chen, Needham & Co.

Charlie Chen - Needham & Co.

Thank you. Did any of the recent discussions involve strategic buyers versus solely private equity buyers?

Bob Pender - Serena Software - CFO

I’ll defer the details of the answer to this question to the proxy, Charlie, but we clearly did a very thorough market check, did the independent Board of Directors that included evaluation, contacting and a valuation by strategics as well as private equity funds.

Charlie Chen - Needham & Co.

Okay. And in doing the valuation analysis, what comps did you use to get comfortable with the valuation?

Bob Pender - Serena Software - CFO

The standard comps that you kind of use in your model.

Charlie Chen - Needham & Co.

Can you just rattle off the list of them?

Bob Pender - Serena Software - CFO

You know, they’ll be in the proxy in the context of Morgan Stanley’s fairness opinion. So I’ll give you a subset of them, but I can’t guarantee this is exactly it. I don’t have this in front of me. But it’s like Qwest, Mercury, BMC, Compuware, companies like that.

Charlie Chen - Needham & Co.

Okay, thanks a lot.

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Operator

Tom Vanbuskirk, McMahan Securities.

Tom Vanbuskirk - McMahan Securities

I’m a little confused and maybe even a little troubled about the discussion in the press release about how the convertible notes are going to be treated. I’m not clear on how you expect to be able to just exchange them for the parity value of 24 in cash. They’re bonds that aren’t callable even under the best of circumstances until December of ‘06. So if you could explain how you’re able to do that I would greatly appreciate it.

Bob Pender - Serena Software - CFO

My understanding is that since they’re in the money, bondholders who convert to common will receive obviously $24 a share for each of their common shares and any of the existing 220 million of convertible notes that are not converted into common stock will be exchanged for cash in the amount of $24 a share for which each common stock, for each note that it’s convertible into.

Tom Vanbuskirk - McMahan Securities

Right, I understand that. But you can’t force holders to convert. I mean, these are bonds that would continue to accrue and pay interest for another couple years.

Bob Pender - Serena Software - CFO

I think, and again, we’ll give much more detail about this in the proxy, but I think the bonds could remain outstanding in this context and earn the 1.5% coupon for some time.

Tom Vanbuskirk - McMahan Securities

That would make more sense. Okay, thank you.

Operator

Bryan Long, Chesapeake Partners.

Bryan Long - Chesapeake Partners

I was wondering if you could just elaborate a little on the background, and did you receive other offers and is this deal reflective of the highest offer you received? And then my follow-up question is with the rollover of equity that management is doing into the private company, is that being done on the same $24 a share basis as the rest of the shareholders are receiving?

Bob Pender - Serena Software - CFO

I will answer the last question first. Yes, the value of the equity that management is rolling in is equal to $24 per share. Actually Doug Troxel’s rollover is actually slightly less than that, less than what the shareholders are going to get. And to answer your first question, as I mentioned before, there was a very thorough market check done. I’m not going to comment as to whether there were other offers that were surfaced in the context of that market check, but clearly Silver Lake’s offer was the highest offer that we received.

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Bryan Long - Chesapeake Partners

Thank you very much.

Operator

Patrice Kanada, Guard Hill Capital.

Patrice Kanada - Guard Hill Capital

We just wanted to confirm that Hart-Scott-Rodino is the only regulatory approval required?

Bob Pender - Serena Software - CFO

If you exclude the normal SEC review, yes, I believe that’s true.

Patrice Kanada - Guard Hill Capital

Thank you.

Operator

[OPERATOR INSTRUCTIONS] Mike Rosterman, DKR Capital.

Howard Weisenfeld - DKR Capital

It’s Howard Weisenfeld for Mike. You mentioned that the transaction is coming at the highest trailing EBITDA basis that one might have seen recently, but at the same time, the people who seem to know the… who obviously would know the Company best are buyers rather than sellers. I guess my question is with the outlook continuing to be so bright, what sorts of expenditures or other support did you think was necessary that you felt would have led to the Company staying alive in the public markets not being good as a private alternative?

Mark Woodward - Serena Software - President and CEO

I’d say that I don’t know we were saying how bright the outlook has been. The past couple of quarters have been pretty challenging for us and while we remain committed to the business and the long-term prospects, we think that there are some near-term challenges that we’re looking to overcome.

Howard Weisenfeld - DKR Capital

But you are buyers — when I buy something I’m looking forward to making money on it, significant money.

Mark Woodward - Serena Software - President and CEO

Well, we do believe that over time that we can increase the value of the Company and think we can do that better in a private context.

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Howard Weisenfeld - DKR Capital

I guess that’s the question. I mean, that may be reasonable. Could you expand on that at all?

Bob Pender - Serena Software - CFO

I think what we’ve said is that the near-term challenges of the Company, particularly from a growth perspective after having missed Q1 and Q2 and watching some of the other companies in the software space miss their Q3, our focus or our feeling was that the near-term challenges of the Company were significant and material and that the potential stock value price could potentially, particularly since this 23.65 price was supported by in our opinion some speculation, could be significantly lower than this $24 all-cash offer. And so, our perspective was particularly focused on the near-term outlook that this could potentially be a significant premium clearly because it was all-cash for shareholders in the near-term. But as you mentioned, it’s absolutely clear that we think that the long-term outlook is still positive and that going private will provide us an ability to increase the flexibility associated with trying to drive long-term growth prospects without having to be concerned about a one quarter stumble to drop the stock price down to teens.

Howard Weisenfeld - DKR Capital

Let’s ignore the stock price for a second. I just mean in terms of how one might manage the business in terms of support capex. Is Silver Lake going to be supporting you with additional investment? I mean, I guess our question is let’s ignore… you may have also knocked the cover off the ball in the next quarter and then two quarters from now in which case the stock would have been trading at 28. That’s speculation and I don’t want to engage in short-term speculation, I want to just understand strategically how the business is better off, how customers are better off.

Bob Pender - Serena Software - CFO

Again, I think it’s revolving around flexibility. I think that the quarterly grind of jamming customers at the end of every quarter to try to get transactions done on the last day, while we’ll still obviously have to answer to financial metrics, will allow us flexibility to meet customer needs in a way that we have not been able to have prior to this point. So again, I think the long-term outlook, not only for customers but for partners and for employees, I think is positive. I think the near-term outlook for shareholders being able to get a $24 per share price in cash we viewed and the independent committee of the Board viewed as an attractive offer and in the best interest of our current shareholder base.

Mark Woodward - Serena Software - President and CEO

I would just add, this gives us some flexibility in terms of other acquisitions we want to do. I think because of the level of profitability the hurdle rates we have to get over in terms of how the market views acquisitions has been difficult and it gives us more flexibility in that area as well as gives us some flexibility to evaluate some business model changes that may affect the composition of our revenue that we can do more easily as a private company.

Howard Weisenfeld - DKR Capital

Okay, thanks.

Operator

Sam Sabbagh, Quattro Global Capital.

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Sam Sabbagh - Quattro Global Capital

You may have discussed this earlier and forgive me if I ask the question again, but what percentage of the total sources of financing do you currently expect to be in the form of debt financing? And on that portion are there any leveraged covenants that must be maintained up until closing?

Bob Pender - Serena Software - CFO

I think I’d defer this particular discussion until we get the proxy on file. Clearly there is a combination of debt and equity that’s funding this transaction, but I don’t think I would want to get into either leverage conditions or the relative mix at this point in time.

Sam Sabbagh - Quattro Global Capital

Okay, thank you.

Operator

Brian Lombardi, Dolphin.

Brian Lombardi - Dolphin

My question was similar to the last one, but is there a financing commission to this?

Bob Pender - Serena Software - CFO

I’m sorry, say that again?

Brian Lombardi - Dolphin

Is the deal conditional on receipt of contemplated financing or not?

Bob Pender - Serena Software - CFO

The deal is conditional on receipt of financing, but the commitment to financing, as you can probably expect, has been committed as of the signing of the definitive agreement.

Brian Lombardi - Dolphin

Thank you very much.

Operator

At this time there are no further questions. Mr. Woodward, are there any closing remarks?

Mark Woodward - Serena Software - President and CEO

Yes. I just want to thank everyone for their participation in the call today. We’re very optimistic about Serena’s future prospect and look forward to updating you on the transaction progress going forward and look forward to seeing many of you soon. Thanks very much.

CONFERENCE CALL TRANSCRIPT Serena Software to be Acquired by Silver Lake Partners	November 11, 2005

Operator

This concludes today’s Serena Software conference call. You may now disconnect.

Disclaimer

This transcript is a written representation of the Serena Software, Inc. conference call held November 11, 2005, 8:30 a.m. EST / 5:30 a.m. Efforts have been made to ensure accuracy; however, the document may contain transcription errors or omissions that in no way affect the material substance of the conference call.

Additional Information and Where to Find It

In connection with the proposed merger, Serena will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Serena at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free by directing such request to Serena Software Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.

Serena and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers is included in Serena’s Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on May 24, 2005, and information concerning all of Serena’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and from Serena Investor Relations, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, USA, telephone: (650) 522-6600.